Exhibit 10.1
ZUORA, INC

May 25, 2020

Todd McElhatton

Re: Offer of Employment by Zuora, Inc.

Dear Todd,

I am very pleased to confirm our offer to you of employment with Zuora, Inc., a Delaware Corporation (the "Company"). You will report to the CEO, Tien Tzuo in the position of Chief Financial Officer. Your start date will be on or before June 22nd, 2020. The terms of our offer and the benefits currently provided by the Company are as follows and your employment is contingent upon the successful completion of a reference and background check.

1. Starting Salary. Your starting salary will be four hundred thousand dollars ($400,000) per year and will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. The Company currently pays salary on the 15th and last day of each month. Subject to company performance, you will be eligible to participate in the executive incentive compensation plan which provides you with the opportunity to earn 75% of your base salary for a total on target earnings (OTE) of seven hundred thousand dollars ($700,000) per year. You will also receive a one time fifty thousand dollar ($50,000) sign on bonus. If you voluntarily terminate your employment within the first twelve months you will be responsible for repayment in its entirety.

2. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. As a Senior Vice President, you will also be entitled to participate in our “unlimited vacation” policy which allows you to take time off as needed. Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

3. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of

Employment Offer

employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

4. Stock. Subject to the approval of Zuora’s Board of Directors (the “Board”), we will recommend to the Board that you be granted 150,000 restricted stock units (the “RSUs”) which will vest over a four-year period, with 1/4th of the shares subject to the RSU vesting on the first anniversary of the vesting commencement date of the RSUs and 6.25% of the shares subject to the RSUs vesting quarterly thereafter, in all cases so long as you remain continuously employed by Zuora. In addition, we will recommend to the Board that you be granted a stock option to purchase 150,000 shares of Zuora common stock, (the “Equity Grant”). The Equity Grant will vest over a four-year period, with 1/4th of the shares subject to the Equity Grant vesting on the first anniversary of the date of grant of the Equity Grant and 1/48th vesting monthly thereafter, in all cases so long as you remain continuously employed by Zuora. The RSUs and the Equity Grant will be subject to the terms and conditions of Zuora’s 2018 Equity Incentive Plan and the applicable agreement evidencing the RSU and Equity Grant. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment with Zuora.

Subject to the approval of the company’s Board of Directors, the Company shall enter into a Change in Control and Severance Agreement with you on the same terms as those of the CEO’s other direct reports.

5. Non-Solicitation. During your employment with the Company and for a period of one (1) year thereafter, you will not directly or indirectly solicit away employees or consultants of the Company for your own benefit or for the benefit of any other person or entity.

6. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

8. Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties hereby waive any rights they may have to have

Employment Offer

any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9. Acceptance. This offer supersedes all prior agreements (written and oral) and will remain open until May 25, 2020. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Todd, we look forward to the opportunity to welcome you to Zuora, Inc.

Very truly yours,

/s/ Rene C. Cirulli
Rene C. Cirulli, VP Talent

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Todd McElhatton  Date Signed: May 25, 2020
Todd McElhatton